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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                              --------------------

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


           October 28, 1999                                 0-21537
  ---------------------------------              ------------------------------
            Date of Report                          Commission File Number
  (Date of earliest event reported)


                            PACIFIC BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     93-1211114
---------------------------------        ---------------------------------------
  (State or other jurisdiction           (I.R.S. Employer Identification Number)
of incorporation or organization)





                         23120 Alica Parkway, Suite 200
                             Mission Viejo, CA 92692
              -----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (949) 455-9724
              -----------------------------------------------------
              (Registrant's telephone number, including area code)

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Item 5.  Other Events.

The Company has not filed its Form 10-KSB, which was due on extention on October 13, 1999. The Company, due to lack of funds, was unable to engage an audit firm to perform the necessary year end audit of the June 30, 1999 financials required to make a timely filing. The Company can not estimate when, or if, it will be able to comply with the requirement to submit audited financials.

As previously reported, the landlord of the Company's office and laboratory space in Lake Forest, California was proceeding against the Company to cancel the lease. The landlord has obtained a judgement against the Company from Orange County Superior Court for approximately $150,000 related to the default on the lease. In addition, liabilities continue to accrue at about $13,000 per month until the space is leased. If the landlord is able to complete a pending lease on the property the total liability to the Company might be approximately $300,000.

As previously disclosed, the Company has continued to negotiate forbearance agreements with Transamerica Business Credit related to payments due on capital leases. In exchange for the most recent Forbearance Agreement the Company has granted Transamerica additional warrants and a lien position on assets of the Company. This Forebearance Agreement has expired as of September 30, 1999 and has not been extended at this time.

The Minnesota Mining and Manufacturing Company (3M), as a party in possession of secured property, has not informed the Company of its plans for the Sudormed assets. This includes the SkinPatch(TM) technology rights, which are part of the Company's Osteopatch(TM) product. The Company had sought to reestablish certain rights to this technology in order to create additional value for the Company's other intellectual property related to the Osteopatch(TM). Without an agreement with 3M the Company's Osteopatch(TM) assets may not have any value.

On August 30, 1999, Pacific Biometrics, Inc. (the "Company") announced by press release that the Company entered into a Letter of Intent with Saigene Corporation ("Saigene") to sell to Saigene the assets, properties, and business of the Company's subsidiary in Seattle, Washington ("PBIW"), which primarily encompass the laboratory operations of the Company. This transaction specifically excludes the OsteoPatch(TM) and SalivaSac(R) technologies of the Company for which the Company is trying to conclude other transactions, although with no success to date. On September 15, 1999 the Company signed a Management Agreement and Memorandum of Understanding with Saigene. These documents specify the terms under which Saigene assumed control of day to day operations of the Company's laboratory operations. The agreement will terminate upon completion of the sale of laboratory operations to Saigene, termination by either party or termination by March 31, 2000. Although Saigene has commenced due diligence, the Company has not received any final documentation to complete the sales of laboratory operations. The Letter of Intent, if not extended, is binding through November 28, 1999

The Saigene Letter of Intent provides exclusivity with respect to the acquisition of the laboratory operations for 45 days and Saigene has a right of first refusal regarding any other offers for PBIW for an additional period of 45 days. The offer to purchase PBIW assets, properties and business is subject to a number of contingencies including: (1) the successful negotiation of a mutually acceptable agreement between Saigene and the Preferred Shareholders for the acquisition of their






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stock; (2) the approval of certain creditors of the Company; (3) completion of due diligence by Saigene to their satisfaction; and (4) Saigene successfully obtaining financing sufficient, in the sole opinion of Saigene's management, to adequately fund the combined operations of Saigene and PBIW, but in no event less than $2.0 million. There can be no assurance that these contingencies will be satisfied as they are not under the control of the Company. In addition, this transaction will require shareholder approval. The Company does not currently have sufficient financial resources to initiate and complete the process of shareholder approval and such resources may not be obtainable in a timely manner or at all. Furthermore, the Company may have to cease operations due to insufficient cash resources. Although the Company has negotiated a management contract with Saigene in order to avoid a potential shutdown of PBIW, there can be no assurance that Saigene will be in a position to maintain financial responsibility for PBIW.

If the transaction with Saigene is successfully completed, the remainder of the Company is not viable as currently structured. Accordingly, the Company is seeking to sell technology and/or merge the Company with another entity that would be financially viable. Likewise, if the transaction is not completed, the Company may owe Saigene for funds invested in the laboratory operations. There can be no assurance that the Company will be able to sell any of its technology or find another company for a merger. Failure to sell additional assets or merge, would likely lead to a ceasing of all operations of the Company. Given the Company's financial condition and given the likely inability to maintain Directors and Officers liability insurance, the majority of the Directors and Officers of the Company have resigned. The lack of financial resources will probably force the Company to temporarily or permanently cease operations. The fact that the Company can not pay its creditors at this time could result in creditors pushing the Company into bankruptcy. If this were to happen the Company would lose additional intellectual property in that the license for assay technology related to the Osteopatch(TM) would lapse in a bankruptcy situation. In the event of bankruptcy, it is likely that the shareholders will not receive any return on their investment.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.


         (a)      not applicable

         (b)      not applicable

         (c)      Exhibits - none



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 28, 1999             PACIFIC BIOMETRICS, INC.



                                   By:     /s/ Paul G. Kanan
                                           -------------------------------------
                                   Name:   Paul G. Kanan
                                   Title:  President and Chief Executive Officer